Service Corporation International Announces Third Quarter 2013 Financial Results, Reaffirms 2013 Outlook, And Provides Initial Outlook For 2014

- Conference call on Thursday, October 24, 2013, at 9:00 a.m. Central Time.

HOUSTON, Oct. 23, 2013 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today reported results for the third quarter 2013. Our unaudited condensed consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$610.0	$581.2	$1,887.8	$1,781.1
Operating income	$83.3	$95.2	$300.2	$296.0
Net income attributable to common stockholders	$26.8	$41.1	$118.0	$126.2
Diluted earnings per share	$0.12	$0.19	$0.55	$0.57
Earnings from continuing operations excluding special items(1)	$38.5	$42.2	$140.0	$127.2
Diluted earnings per share from continuing operations excluding special items(1)	$0.18	$0.19	$0.65	$0.58
Diluted weighted average shares outstanding	216.4	218.5	215.9	220.3
Net cash provided by operating activities	$99.5	$121.9	$326.4	$280.3
Net cash provided by operating activities excluding special items(1)	$102.2	$123.0	$334.4	$288.4

(1)

Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. A reconciliation to net income, diluted earnings per share, and net cash provided by operating activities computed in accordance with GAAP can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Highlights:

  Diluted earnings per share from continuing operations excluding special items was $0.18 in the third quarter 2013 compared to $0.19 in the same period of the prior year.
  Funeral gross profit decreased by $8.9 million, or 11.7%, primarily due to inflationary increases in fixed costs and lower funeral services performed.
  Cemetery gross profit increased $3.7 million, or 8.2%, due primarily to an increase in cemetery recognized preneed revenues led by a strong growth in preneed sales production.
  Net cash provided by operating activities excluding special items decreased to $102.2 million compared to $123.0 million in 2012. This was in line with expectations due to lower cash outflows in the prior year primarily associated with the timing of vendor payments, partially offset by higher preneed cash receipts.

Tom Ryan, the Company's President and Chief Executive Officer, commented on the third quarter of 2013:
"We delivered a solid quarter with preneed funeral and cemetery sales percentage growth in the mid-teens. Coming off a strong first half of 2013, we knew the quarter over quarter earnings comparisons would be challenging in the last half of the year. However, year-to-date we continue to trend very favorably to last year with a 12% growth in normalized earnings per share and a 16% increase in normalized operating cash flow. This gives us great momentum as we enter 2014. As you can see from our initial outlook provided for next year, the Stewart acquisition is expected to accelerate our growth and deliver significant value to our shareholders in year one. I am excited about the opportunities that lie ahead as we capitalize on our resources and financial strength to continue delivering solid results."

OUTLOOK FOR REMAINDER OF 2013 AND PRELIMINARY OUTLOOK FOR 2014

Our outlook for potential earnings and cash flow for the full year of 2013 as well as our initial outlook for 2014 is detailed below.

(In millions, except per share amounts)	2013 Outlook	2014 Preliminary Outlook

Diluted earnings per share from continuing operations excluding special items(1)	$.87 to $.91	$1.00 to $1.10

Net cash provided by operating activities excluding special items(1)	$415 to $430	$430 to $480

Capital improvements at existing facilities and cemetery development expenditures	Approx. $110	$135 to $145

(1)

Diluted earnings per share from continuing operations excluding special items and Net cash provided by operating activities excluding special items are non-GAAP financial measures. We normally reconcile these non-GAAP financial measures to diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis. Our outlook for 2013 and 2014 excludes the following because this information is not currently available for the remainder of 2013 and for 2014: Gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and IRS settlement payments, acquisition and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation. The foregoing items, especially gains or losses associated with asset divestitures and tax adjustments, could materially impact our forward-looking diluted EPS and/or our net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Key Assumptions for 2014 Preliminary Outlook:

  Our outlook for 2014 includes expected earnings and cash flow for a full twelve months from our pending acquisition of Stewart Enterprises.
  Our outlook assumes that we will achieve half of our targeted synergies related to the Stewart acquisition, or $30 million, in 2014. Our outlook specifically excludes one-time cash costs incurred to achieve these synergies.
  Interest expense is expected to grow to a range of $175 to $185 million on the incremental acquisition debt, net of expected debt reductions during the year. Cash interest payments are expected to range from $170 to $180 million.
  Corporate general and administrative expenses are expected to be approximately $26 to $27 million per quarter excluding Stewart acquisition and transition costs, system and process transition costs, and other one-time costs.
  Cash tax payments in 2014 are expected to increase to approximately $70 million, compared to approximately $30 million in 2013. The effective tax rate is expected to be approximately 38%.

This outlook reflects management's current views and estimates regarding future economic and financial market conditions, company performance and financial results, business prospects, the competitive environment and other events. This outlook also reflects management's current views and estimates on the timing of closing of the Stewart acquisition, the amount of divestitures that will be required, the timing of the divestitures and estimated proceeds, the timing of synergies, the future performance of Stewart's businesses acquired, and cash taxes of the combined entity. These views and estimates that support the outlook provided are subject to a number of risks and uncertainties, many of which are beyond the control of SCI, that could cause actual results to differ materially from the potential results highlighted above. A further list and description of these risks and uncertainties and other matters can be found later in this press release under "Cautionary Statement on Forward-Looking Statements".

REVIEW OF RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2013

Consolidated Segment Results
(See definitions of revenue line items later in this earnings release.)

(In millions, except funeral services performed and average revenue per funeral service)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Funeral
Funeral atneed revenue	$224.4	$227.3	$728.0	$714.5
Funeral matured preneed revenue	124.2	119.2	400.9	371.1
Core funeral revenues	348.6	346.5	1,128.9	1,085.6
Funeral recognized preneed revenue	19.6	14.4	56.5	42.2
Other funeral revenue	31.4	27.5	92.0	81.3
Total funeral revenues	$399.6	$388.4	$1,277.4	$1,209.1

Gross profit	$67.1	$76.0	$267.5	$257.7
Gross margin percentage	16.8%	19.6%	20.9%	21.3%

Funeral services performed	66,603	67,455	216,434	211,012
Average revenue per funeral service	$5,234	$5,137	$5,216	$5,145

Cemetery
Cemetery atneed revenue	$58.7	$58.6	$181.2	$175.9
Cemetery recognized preneed revenue	126.3	110.9	350.5	325.6
Other cemetery revenue	25.4	23.3	78.7	70.5
Total cemetery revenues	$210.4	$192.8	$610.4	$572.0

Gross profit	$49.0	$45.3	$134.0	$119.3
Gross margin percentage	23.3%	23.5%	22.0%	20.9%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended September 30, 2013 and 2012, including the results of the Neptune Society for both periods. We consider comparable operations to be those owned for the entire period beginning January 1, 2012 and ending September 30, 2013.

(Dollars in millions, except average revenue per funeral service and average revenue per contract sold)	Three Months Ended September 30,
	2013	2012
Comparable funeral revenue:
Atneed revenue(1)	$ 218.7	$ 225.1
Matured preneed revenue(2)	122.8	118.7
Core funeral revenues(3)	341.5	343.8
Recognized preneed revenue(4)	16.7	13.9
Other funeral revenue(5)	30.9	27.5
Total comparable funeral revenues	$389.1	$385.2

Comparable gross profit	$66.4	$76.2
Comparable gross margin percentage	17.1%	19.8%

Comparable funeral services performed	64,641	66,576

Comparable average revenue per funeral service	$5,283	$5,164
Comparable preneed funeral sales production:
Sales	$186.6	$163.4
Preneed funeral contracts sold - SCI (excluding Neptune Society)	27,918	25,053
Preneed funeral contracts sold - Neptune Society	11,484	10,953
Average revenue per contract sold - SCI (excluding Neptune Society)	$5,893	$5,734
Average revenue per contract sold - Neptune Society	$1,921	$1,802

(1)	Funeral atneed revenue represents merchandise and funeral services sold after a death has occurred.
(2)	Funeral matured preneed revenue represents merchandise and services primarily sold on a preneed contract but delivered and/or performed after a death has occurred.
(3)	Core funeral revenue represents merchandise and funeral services recognized after a death has occurred.
(4)

Funeral recognized preneed revenue represents merchandise and products sold on a preneed contract and delivered before a death has occurred, including funeral merchandise and travel protection insurance, which primarily represent sales by the Neptune Society.

(5)

Other funeral revenue consists primarily of General Agency revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

  Comparable funeral revenues increased by $3.9 million. Higher recognized preneed revenue and other revenue growth were partially offset by lower core funeral revenues.
  The comparable average revenue per funeral service included within our core funeral revenues grew 2.3% over the prior year quarter which helped to offset a 2.9% decline in funeral services performed. Excluding an unfavorable Canadian currency impact and a benefit from higher trust fund income, the average revenue per funeral service grew approximately 1.8%. This was achieved despite a 160 basis point increase in the cremation rate to 50.2% in the third quarter of 2013.
  Comparable funeral gross profit decreased $9.8 million, or 12.9%, compared to the prior year quarter, and the gross margin percentage decreased 270 basis points to 17.1%. Core funeral revenues declined by $2.3 million on lower funeral volumes, while we experienced inflationary increases in our fixed costs (including higher healthcare costs) which negatively impacted profits and margins. An increase in recognized preneed revenue (primarily from Neptune) generated profit growth which partially offset the decline.
  Comparable preneed funeral sales production increased $23.2 million, or 14.2%, compared to the prior year. Preneed funeral sales are deferred and recognized as revenues in future periods when the funeral service is performed, unless the corresponding merchandise or product is delivered before death has occurred.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended September 30, 2013 and 2012. We consider comparable operations to be those owned for the entire period beginning January 1, 2012 and ending September 30, 2013.

(Dollars in millions)	Three Months Ended September 30,
	2013	2012
Comparable cemetery revenue:
Atneed revenue(1)	$58.7	$58.6
Recognized preneed revenue(2)	126.3	110.9
Other cemetery revenue(3)	25.4	23.3
Total comparable cemetery revenues	$210.4	$192.8

Comparable gross profit	$49.3	$45.3
Comparable gross margin percentage	23.4%	23.5%

Comparable preneed and atneed cemetery sales production:
Property	$116.6	$101.6
Merchandise and services	98.2	91.5
Discounts	(24.5)	(20.6)
Preneed and atneed cemetery sales production	$190.3	$172.5
Recognition rate (4)	97%	98%

(1)	Cemetery atneed revenue represents property, merchandise and services sold after a death has occurred.
(2)	Cemetery recognized preneed revenue represents property sold on a preneed contract and merchandise and services sold on a preneed contract that have been delivered or performed.
(3)

Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.

(4)	Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

  Comparable cemetery revenues increased $17.6 million, or 9.1%, generally as a result of higher recognized preneed revenues. This was led by strong preneed sales production during the quarter and an increase in new construction revenue.
  Comparable cemetery gross profit increased $4.0 million and the gross margin percentage was relatively flat. Higher revenues more than offset higher selling-related expenses and higher healthcare costs.
  Included in the preneed and atneed cemetery sales production above is an increase of $18.7 million, or 16.3%, in preneed cemetery sales production for the current quarter.

Other Financial Results

  General and administrative expenses increased $7.4 million to $33.8 million. The current quarter included $6.9 million of costs related to the pending acquisition of Stewart Enterprises and $2.3 million of other system integration costs. The prior year included, $2.3 million of costs related to the implementation of a new purchase order system and the transition to new outsource providers for certain accounting and administrative functions.
  Interest expense increased to $38.1 million compared to $33.6 million in the prior period. The current period included $5.7 million of interest expense associated with the incremental debt raised in anticipation of the Stewart acquisition.
  Other income declined $1.6 million in the third quarter primarily reflecting a lower foreign currency impact from liability settlements between the U.S. and Canadian subsidiaries.

Cash Flow and Capital Spending

Set forth below is a reconciliation of our reported net cash provided by operating activities prepared in accordance with GAAP to net cash provided by operating activities excluding special items (or sometimes referred to as normalized operating cash flow). We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net cash provided by operating activities, as reported	$99.5	$121.9	$326.4	$280.3
System and process transition costs	0.6	0.9	2.2	1.3
Stewart acquisition and transition costs	2.1	0.2	3.6	0.2
Legal defense fees and other matters	—	—	2.2	—
IRS audit payment	$—	—	$—	6.6
Net cash provided by operating activities excluding special items	$102.2	$123.0	$334.4	$288.4

  Net cash provided by operating activities excluding special items decreased $20.8 million to $102.2 million compared to $123.0 million in 2012. This was in line with our expectations due to lower cash outflows in the prior year primarily associated with the timing of vendor payments, partially offset by higher preneed cash receipts.
  A summary of our capital expenditures is set forth below:
Capital Expenditures (In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Capital improvements at existing locations	$14.8	$13.8	$47.2	$45.6
Development of cemetery property	11.7	12.3	25.8	29.9
Construction of new funeral home facilities	2.3	2.9	6.6	5.5
Total capital expenditures	$28.8	$29.0	$79.6	$81.0

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends. A summary of our consolidated trust fund returns for the three and nine months ended September 30, 2013 is set forth below:

	Three Months	Nine Months
Preneed funeral	5.7%	11.5%
Preneed cemetery	6.3%	13.2%
Cemetery perpetual care	1.9%	4.7%
Combined trust funds	4.7%	9.9%

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items (or sometimes referred to as normalized earnings per share) shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings from continuing operations excluding special items and our GAAP diluted earnings per share to diluted earnings per share from continuing operations excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended September 30,
	2013		2012
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$26.8	$0.12	$41.1	$0.19
After-tax reconciling items:
Impact of divestitures and impairment charges, net	(0.4)	—	(0.4)	(0.01)
System and process transition costs	2.0	0.01	1.5	0.01
Stewart acquisition and transition costs	8.7	0.04	—	—
Legal defense fees and other matters	0.6	—	—	—
Change in certain tax reserves	0.8	0.01	—	—
Earnings from continuing operations and diluted earnings per share excluding special items	$38.5	$0.18	$42.2	$0.19

Diluted weighted average shares outstanding (in thousands)		216,370		218,460

(In millions, except diluted EPS)	Nine Months Ended September 30,
	2013		2012
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$118.0	$0.55	$126.2	$0.57
After-tax reconciling items:
Impact of divestitures and impairment charges, net	3.5	0.02	—	—
System and process transition costs	3.8	0.02	2.9	0.02
Stewart acquisition and transition costs	11.2	0.05	—	—
Gain on early extinguishment of debt, net	(0.3)	—	—	—
Legal defense fees and other matters	2.0	—	—	—
Change in certain tax reserves	1.8	0.01	(1.9)	(0.01)
Earnings from continuing operations and diluted earnings per share excluding special items	$140.0	$0.65	$127.2	$0.58

Diluted weighted average shares outstanding (in thousands)		215,877		220,306

Conference Call and Webcast

We will host a conference call on Thursday, October 24, 2013, at 9:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (847) 619-6548 with the passcode of 35883594. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through November 23, 2013 and can be accessed at (630) 652-3042 with the passcode of 35883594#. Additionally, a replay of the conference call will be available on our website for approximately ninety days.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities, and mutual funds, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust fund.
  The funeral home and cemetery industry continues to be increasingly competitive.
  Increasing death benefits related to preneed funeral contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed funeral service.
  The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenues.
  Unfavorable results of litigation, including currently pending class action cases concerning cemetery or burial practices, could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets declines, our cash flows and revenues may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenues and gross profit.
  Our funeral home and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Increased costs, including potential increased health care costs, may have a negative impact on earnings and cash flows.
  Cemetery burial practice claims could have a material adverse impact on our financial results.
  A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future goodwill impairments and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results.
  The acquisition of Stewart Enterprises, Inc. is subject to certain closing conditions that, if not satisfied or waived, will result in the acquisition not being completed, which may cause the market price of SCI common stock to decline.
  We may fail to realize the anticipated benefits of the acquisition of Stewart Enterprises.
  The acquisition of Stewart Enterprises may result in unexpected consequences to our business and results of operations.
  Our level of indebtedness following the completion of the acquisition of Stewart Enterprises could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from fulfilling our obligations under our indebtedness.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings included in our 2012 Annual Report on Form 10-K, which was filed February 13, 2013. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At September 30, 2013, we owned and operated 1,431 funeral homes and 374 cemeteries (of which 214 are combination locations) in 43 states, eight Canadian provinces and the District of Columbia. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$609,951	$581,182	$1,887,808	$1,781,060
Costs and expenses	(493,872)	(459,911)	(1,486,308)	(1,404,033)
Gross profit	116,079	121,271	401,500	377,027
General and administrative expenses	(33,764)	(26,410)	(95,792)	(81,927)
Gains(losses) on divestitures and impairment charges, net	981	315	(5,533)	883
Operating income	83,296	95,176	300,175	295,983
Interest expense	(38,080)	(33,568)	(103,589)	(101,050)
Gains on early extinguishment of debt, net	—	—	468	—
Other income (expense), net	666	2,317	(1,017)	4,001
Income from continuing operations before income taxes	45,882	63,925	196,037	198,934
Provision for income taxes	(18,488)	(22,128)	(75,485)	(71,183)
Net income	27,394	41,797	120,552	127,751
Net income attributable to noncontrolling interests	(615)	(735)	(2,537)	(1,588)
Net income attributable to common stockholders	$26,779	$41,062	$118,015	$126,163

Basic earnings per share	$0.13	$0.19	$0.56	$0.58
Diluted earnings per share	$0.12	$0.19	$0.55	$0.57

Basic weighted average number of shares	211,954	214,914	211,721	216,974
Diluted weighted average number of shares	216,370	218,460	215,877	220,306

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED BALANCE SHEET (In thousands, except share amounts)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$182,592	$92,708
Receivables, net	78,990	101,817
Deferred tax asset	42,813	42,864
Inventories, net	24,612	24,560
Other	28,963	20,546
Total current assets	357,970	282,495
Preneed funeral receivables, net and trust investments	1,577,398	1,535,932
Preneed cemetery receivables, net and trust investments	2,003,478	1,826,835
Cemetery property, at cost	1,486,095	1,489,948
Property and equipment, net	1,623,187	1,641,101
Goodwill	1,377,946	1,382,410
Restricted cash	419,548	4,457
Deferred charges and other assets	423,014	420,810
Cemetery perpetual care trust investments	1,120,726	1,099,580
	$10,389,362	$9,683,568
LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$392,011	$373,783
Current maturities of long-term debt	36,647	31,429
Income taxes	3,103	6,892
Total current liabilities	431,761	412,104
Long-term debt	2,257,103	1,916,621
Deferred preneed funeral revenues	523,091	536,647
Deferred preneed cemetery revenues	895,893	861,148
Deferred tax liability	530,670	471,198
Other liabilities	397,113	399,950
Deferred preneed funeral and cemetery receipts held in trust	2,793,456	2,624,321
Care trusts' corpus	1,119,501	1,098,752

Stockholders' Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 212,082,348 and 211,056,501 shares issued, respectively, and 211,960,401 and 211,046,501 shares outstanding, respectively	211,960	211,047
Capital in excess of par value	1,282,667	1,307,058
Accumulated deficit	(169,797)	(286,795)
Accumulated other comprehensive income	101,949	111,717
Total common stockholders' equity	1,426,779	1,343,027
Noncontrolling interests	13,995	19,800
Total Equity	1,440,774	1,362,827
	$10,389,362	$9,683,568

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$120,552	$127,751
Adjustments to reconcile net income to net cash provided by operating activities:
Gains on early extinguishment of debt, net	(468)	—
Depreciation and amortization	91,945	89,349
Amortization of intangible assets	16,619	17,950
Amortization of cemetery property	32,036	31,528
Amortization of loan costs	3,997	3,635
Provision for doubtful accounts	5,238	6,801
Provision for deferred income taxes	55,784	57,428
Losses (gains) on divestitures and impairment charges, net	5,533	(883)
Share-based compensation	8,887	8,217
Excess tax benefits from share-based awards	(6,083)	—
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	14,487	1,066
Increase in other assets	(14,636)	(6,331)
Increase in payables and other liabilities	24,767	6,623
Effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables, net and trust investments	33,066	34,134
Decrease in deferred preneed funeral revenue	(10,202)	(30,325)
Decrease in deferred preneed funeral receipts held in trust	(34,026)	(18,185)
Effect of preneed cemetery production and deliveries:
Increase in preneed cemetery receivables, net and trust investments	(49,500)	(72,012)
Increase in deferred preneed cemetery revenue	36,183	27,502
Decrease in deferred preneed cemetery receipts held in trust	(8,051)	(480)
Other	306)	(3,481)
Net cash provided by operating activities	326,434	280,287
Cash flows from investing activities:
Capital expenditures	(79,586)	(80,973)
Acquisitions	(8,543)	(19,281)
Proceeds from divestitures and sales of property and equipment, net	10,013	8,933
Net withdrawals (deposits) of restricted funds	341	(3,816)
Net cash used in investing activities	(77,775)	(95,137)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	17,907
Payments of debt	(91,794)	(988)
Principal payments on capital leases	(19,585)	(19,303)
Proceeds from exercise of stock options	4,954	17,347
Excess tax benefit from share-based awards	6,083	—
Purchase of Company common stock	(1,708)	(144,607)
Payments of dividends	(42,371)	(34,844)
Purchase of non-controlling interest	(8,333)	—
Bank overdrafts and other	(5,479)	868
Net cash used in by financing activities	(158,233)	(163,620)
Effect of foreign currency	(542)	1,448
Net increase in cash and cash equivalents	89,884	22,978
Cash and cash equivalents at beginning of period	92,708	128,569
Cash and cash equivalents at end of period	$182,592	$151,547